Exhibit 4.8

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of September 9, 2021, is by and among CPP Investment Board Europe S.à r.l. (“CPPIB”), TCV Luxco Sports S.à r.l. (“TCV”), Carsten Koerl (“CK”), Sportradar Group AG, a Swiss stock corporation (the “Corporation”), and each of the Shareholders (as defined below). Each of the Persons listed on Exhibit A hereto, CPPIB, TCV, CK and any other Person who may become a party hereto pursuant to Section 11(c) and are referred to individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, the Corporation desires to grant registration rights to the Shareholders on the terms set out in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Block Sale” means the sale of Common Stock to one or several purchasers in a registered transaction by means of (i) a bought deal, (ii) a block trade or (iii) a direct sale.

“Common Stock” shall mean all shares existing or hereafter authorized of any class of common stock of the Corporation which has the right (subject always to the rights of any class or series of preferred stock of the Corporation) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount, including any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including with respect to any stock split or stock dividend, or a successor security. For the avoidance of doubt, “Common Stock” shall include any shares existing or hereafter authorized of any class of the Corporation issuable in respect of any other shares existing or hereafter authorized of any class of the Corporation that are or may be held by CK, or into or for which any such other shares may be converted or exchanged.

“Corporation” shall mean Sportradar Group AG or such other corporate entity as shall be the successor to Sportradar Group AG.

“CPPIB” shall mean Canada Pension Plan Investment Board, any subsidiary thereof (as such term is defined in the Canada Pension Plan Investment Board Act) or any affiliate thereof owning shares of Common Stock.

“Demand Notice” shall have the meaning set forth in Section 3(a) hereof.

“Demand Registration” shall have the meaning set forth in Section 3(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 8(c) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 8(c) hereof.

“Locked-Up Shareholder” shall have the meaning set forth in Section 5 hereof.

“Long-Form Registration” shall have meaning set forth in Section 3(a) hereof.

“Losses” shall have the meaning set forth in Section 8(a) hereof.

“Management Shareholder” means a stockholder of the Company who is identified as a Management Shareholder on Exhibit A hereto.

“Notice” shall have the meaning set forth in Section 3(c) hereof.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 4(a) hereof.

“Piggyback Registration” shall have the meaning set forth in Section 4(a) hereof.

“Proceeding” shall mean an action, claim, suit, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” shall mean the sale of Common Stock to the public pursuant to an effective Registration Statement (other than Form F-4 or Form S-8 or any similar or successor form) filed under the Securities Act or any comparable law or regulatory scheme of any foreign jurisdiction.

“Registrable Securities” shall mean any shares of Common Stock (and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, recapitalization, merger, exchange or similar event or otherwise) currently held or hereafter acquired by the Shareholders or their affiliates. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement; (ii) such Registrable Securities shall have been sold pursuant to Rule 144 or Rule 145 (or any similar provision then in effect) under the Securities Act; (iii) other than with respect to Registrable Securities held by CPPIB, TCV and CK such Registrable Securities may be freely sold pursuant to Rule 144 or Rule 145 (or any similar provision then in effect) under the Securities Act, without reporting obligations or volume limitation or other restrictions on transfer; or (iv) such Registrable Securities cease to be outstanding.

“Registration Statement” shall mean any registration statement of the Corporation under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Shareholders” shall have the meaning set forth in the Preamble.

“Shelf Underwritten Offering” shall have the meaning set forth in Section 4(c) hereof.

“Short-Form Registration” shall have meaning set forth in Section 3(a) hereof.

“Significant Investor Shareholder” shall mean each of CPPIB, TCV and CK so long as each holds (directly or indirectly) Registrable Securities.

“Take-Down Notice” shall have the meaning set forth in Section 4(c) hereof.

“TCV” shall mean Technology Crossover Ventures, any subsidiary thereof or any affiliate thereof owning shares of Common Stock

“underwritten registration” or “underwritten offering” shall mean a registration in which securities of the Corporation are sold to an underwriter for reoffering to the public.

Section 2. Holders of Registrable Securities. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if such Person owns Registrable Securities or has a right to acquire such Registrable Securities and such Person is a Shareholder.

Section 3. Demand Registrations.

(a) Requests for Registration. Subject to the following paragraphs of this Section 3, each Significant Investor Shareholder shall have the right, by delivering, directly or indirectly, a written notice to the Corporation, to require the Corporation to register pursuant to the terms of this Agreement and in accordance with the provisions of the Securities Act, the number of Registrable Securities requested to be so registered pursuant to the terms of this Agreement on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”) or, if available, on Form S-3 or any similar or successor short-form registration (“Short-Form Registrations”) (any such written notice delivered by each Significant Investor Shareholder, a “Demand Notice” and any such registration pursuant to receipt of a Demand Notice by each Significant Investor Shareholder, a “Demand Registration”) provided that in each case, the aggregate amount of such Registrable Securities must be at least $50,000,000. Subject to the following paragraphs of this Section 3, each Significant Investor Shareholder shall have the right, beginning on the date twelve months after the last day in the calendar month in which a Registration Statement in connection with an underwritten Public Offering became effective, by delivering, directly or indirectly, a Demand Notice to the Corporation; provided that the Long-Form Registration demand right may only be exercised if the Corporation is not eligible to use a Short-Form Registration; provided further that if the Corporation has a registration statement filed with the SEC in accordance with and pursuant to Rule 415 under the Securities Act, then such demand right shall be exercised in accordance with Section 4(c). Each Significant Investor Shareholder may, in connection with any Demand Registration requested by such holder that is a Short Form Registration, require the Corporation to file such Registration Statement with the SEC in accordance with and pursuant to Rule 415 under the Securities Act including, if the Corporation is then eligible, as an automatic shelf registration. Following receipt of a Demand Notice for a Demand Registration delivered in accordance with this Section 3(a), the Corporation shall use its reasonable best efforts to file a Registration Statement as promptly as practicable and shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

(b) No Demand Registration shall be deemed to have occurred for purposes of this Section 3 if (i) the Registration Statement relating thereto does not become effective, (ii) the Registration Statement relating thereto is not maintained effective for the period required pursuant to this Section 3, or (iii) the offering of the Registrable Securities pursuant to the Registration Statement relating thereto is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, in which case, such requesting holder of Registrable Securities shall be entitled to one additional Demand Registration in lieu thereof.

(c) Within five days after receipt by the Corporation of a Demand Notice in accordance with Section 3(a), the Corporation shall give written notice (the “Notice”) of such Demand Notice to all other holders of Registrable Securities and shall, subject to the provisions of Section 3(b) hereof, include in such registration all Registrable Securities with respect to which the Corporation received written requests for inclusion therein within five days after such Notice is given by the Corporation to such holders.

(d) All requests made pursuant to this Section 3 will specify the number of Registrable Securities to be registered and the intended methods of disposition thereof.

(e) The Corporation shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration for a period of at least 180 days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Corporation or an underwriter of the Corporation pursuant to the provisions of this Agreement.

Notwithstanding the foregoing, with respect to any shelf registration statement covering Registrable Securities, the Corporation shall use its reasonable best efforts (if the Corporation is not eligible to use an automatic shelf registration statement at the time of filing) to keep such shelf registration statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Shareholders until the earlier of (i) the date as of which there are no longer any Registrable Securities or another registration statement has been filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) other than in the case of Registrable Securities held by any Significant Investor Shareholder, the date as of which each of the Shareholders participating in such Shelf Registration is permitted to sell its Registrable Securities without registration pursuant to Rule 144 without volume limitation or other restrictions on transfer thereunder.

(f) Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter or underwriters advise the holders of such securities in writing that in its view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering (including securities proposed to be included by other holders of securities entitled to include securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows:

(i) first, pro rata among the remaining holders of Registrable Securities on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders; and

(ii) second, the securities for which inclusion in such Demand Registration, as the case may be, was requested by the Corporation.

For purposes of any underwriter cutback, all Registrable Securities held by any Shareholder shall also include any Registrable Securities held by the partners, retired partners, shareholders or Affiliates of such holder, or the estates and family members of any such holder or such partners and retired partners, any trusts for the benefit of any of the foregoing Persons and, at the election of such holder or such partners, retired partners, trust or Affiliates, any charitable organization, in each case to which any of the foregoing shall have been distributed, transferred or contributed Registrable Securities prior to the execution of the underwriting agreement in connection with such underwritten offering; provided that such distribution, transfer or contribution occurred not more than 90 days prior to such execution, and such holder and other Persons shall be deemed to be a single selling holder, and any pro rata reduction (unless the managing underwriter requires a different allocation) with respect to such selling holder shall be based upon the aggregate amount of Registrable Securities owned by all Persons included in such selling holder, as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(g) Postponement of Demand Registration. The Corporation shall be entitled to postpone (but not more than twice in any 12-month period), for a reasonable period of time not in excess of 45 days, the filing of any registration statement or suspend the use of any shelf registration statement if the Corporation delivers to the holders requesting registration or the use of any shelf registration statement, as applicable, a certificate signed by both the chief executive officer and chief financial officer of the Corporation certifying that, in the good faith judgment of the board of directors of the Corporation, such registration or offering would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation or would require disclosure of information that has not been disclosed to the public, the premature disclosure of which would materially adversely affect the Corporation. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The holders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 6(o). If the Corporation shall so postpone the filing of a registration statement or suspend the use of any shelf registration statement, each Significant Investor Shareholder shall have the right to withdraw the request for registration or use of a shelf registration statement by giving written notice to the Corporation within 10 days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the holders.

(h) Cancellation of a Demand Registration. The holder delivering a Demand Notice shall have the right to notify the Corporation that they have determined that the registration statement be abandoned or withdrawn, in which event the Corporation shall abandon or withdraw such Registration Statement.

(i) Number of Demand Notices. In connection with the provisions of this Section 3, each Significant Investor Shareholder shall have an unlimited number of Demand Notices that it is permitted to deliver (or cause to be delivered) to the Corporation hereunder.

(j) Registration Statement Form. If any registration requested pursuant to this Section 3 which is proposed by the Corporation to be effected by the filing of a Registration Statement on Form F-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten Public Offering, and if the managing underwriter shall advise the Corporation in writing that, in its opinion, the use of another form of Registration Statement is of material importance to the success of such proposed offering or is otherwise required by applicable law, then such registration shall be effected on such other form.

(k) No Notice in Block Sales. Notwithstanding any other provision of this Agreement, if the holder delivering a Demand Notice wishes to engage in a Block Sale off of a shelf registration statement, then notwithstanding the foregoing or any other provisions hereunder (including without limitation Sections 3 and 4 of this Agreement), no other holder shall be entitled to receive any notice of or have its Registrable Securities included in such Block Sale.

Section 4. Piggyback Registration.

(a) Right to Piggyback. Except with respect to a Demand Registration, the procedures for which are addressed in Section 3, if the Corporation proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), then, each such time, the Corporation shall give prompt written notice of such filing no later than ten days prior to the filing date (the “Piggyback Notice”) to all of the holders of Registrable Securities. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement the number of Registrable Securities as each such holder may request (a “Piggyback Registration”). Subject to Section 4(b) hereof, the Corporation shall include in each such Piggyback Registration all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten days after notice has been given to the applicable holder. The Corporation shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (i) 180 days after the effective date thereof and (ii) consummation of the distribution by the holders of the Registrable Securities included in such Registration Statement.

(b) Priority on Piggyback Registrations. The Corporation shall use reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit holders of Registrable Securities who have submitted a Piggyback Notice in connection with such offering to include in such offering all Registrable Securities included in each holder’s Piggyback Notice on the same terms and conditions as any other shares of capital stock, if any, of the Corporation included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering have informed the Corporation in writing that it is their good faith opinion that the total amount of securities that such holders, the Corporation and any other Persons having rights to participate in such registration, intend to include in such offering is such as to adversely affect the success of such offering, then the amount of securities to be offered for the account of holders of Registrable Securities (other than the Corporation) shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters by first reducing, or eliminating if necessary, all securities of the Corporation requested to be included by the holders of Registrable Securities requesting such registration pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such Registration Statement by such holders.

(c) Shelf-Take Downs. As soon as reasonably practicable after becoming eligible to use Form S-3, the Corporation will send notice to the holders of its intent to file a shelf registration statement on Form S-3 to register the Registrable Securities of any holder that wishes to have their Registrable Securities included therein. The Corporation will file a Registration Statement on Form S-3 to register the Registrable Securities with respect to which the Corporation has received written requests for inclusion therein within ten days after notice has been given to the applicable holder. At any time that a shelf registration statement covering Registrable Securities pursuant to Section 3 or Section 4 is effective, if each Significant Investor Shareholder delivers a notice to the Corporation (a “Take-Down Notice”) stating that it intends to effect an underwritten offering of all or part of its Registrable Securities (the aggregate amount of such Registrable Securities to be at least $50,000,000) included by it on the shelf registration statement (a “Shelf Underwritten Offering”), then, the Corporation shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to this Section 4(c)). Notwithstanding any other provision of this Agreement, if the holder delivering a Take-Down Notice wishes to engage in a Block Sale, then notwithstanding the foregoing or any other provisions hereunder (including without limitation Sections 3 and 4 of this Agreement), no other holder shall be entitled to receive any notice of or have its Registrable Securities included in such Block Sale. In connection with any Shelf Underwritten Offering (other than a Block Sale):

(i) the Corporation shall deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf registration statement and permit each such holder to include its Registrable Securities included on the shelf registration statement in the Shelf Underwritten Offering if such holder notifies the Corporation within five days after delivery of the Take-Down Notice to such holder; and

(ii) in the event that the underwriter determines that marketing factors (including an adverse effect on the per share offering price) require a limitation on the number of Registrable Securities which would otherwise be included in such take down, the underwriter may limit the number of Registrable Securities which would otherwise be included in such take-down offering in the same manner as described in Section 3(f) with respect to a limitation of shares to be included in a registration.

(d) Restrictions on Public Sale by Holders of Registrable Securities. Each holder of Registrable Securities agrees, in connection with any underwritten offering made pursuant to a Registration Statement filed pursuant to Section 3 or Section 4 hereof (whether or not such holder elected to include Registrable Securities in such Registration Statement), if requested (pursuant to a written notice) by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any of the Corporation’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning the Common Stock, or to give any Demand Notice during the period commencing on the date of the request (which shall be no earlier than 10 days prior to the expected “pricing” of such offering) and continuing for not more than 90 days (or such shorter period as the managing underwriter may request) after the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf” registration), pursuant to which such public offering shall be made. The terms and conditions of such “lock-up” agreements applicable to any Shareholder (each, a “Locked-Up Shareholder”) or the Company shall be no more restrictive than the terms and conditions of such “lock-up” agreements applicable to any other Locked-Up Shareholder.

Notwithstanding anything to the contrary set forth in this Section 5, in connection with a Block Sale, (i) no Shareholder shall be subject to a “lock-up” agreement, other than, if requested by the managing underwriter for such offering, a Shareholder that is participating in such Block Sale and (ii) such “lock-up” period shall not exceed 90 days after the trade date in connection with any Block Sale.

If any registration pursuant to Section 3 of this Agreement shall be in connection with any underwritten Public Offering, the Corporation will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, within 90 days after the effective date of such registration except as may otherwise be agreed between the Corporation and the managing underwriters of such Public Offering.

Section 5. Registration Procedures. If and whenever the Corporation is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3 and Section 4 hereof, the Corporation shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall cooperate in the sale of the securities and shall, as promptly as practicable:

(a) prepare and file with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the holders thereof or by the Corporation in accordance with the intended method or methods of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Corporation shall furnish or otherwise make available to the holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC. The Corporation shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of the Registrable Securities covered by such Registration Statement, their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Corporation, such filing is necessary to comply with applicable law;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

(c) notify each selling holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any Proceedings for that purpose, (iv) if at any time the Corporation has reason to believe that the representations and warranties of the Corporation contained in any agreement (including any underwriting agreement) contemplated by Section 6(n) below cease to be true and correct, (v) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening in writing of any Proceeding for such purpose, and (vi) if the Corporation has knowledge of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

(d) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(e) if requested by the managing underwriters, if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Corporation has received such request; provided, however, that the Corporation shall not be required to take any actions under this Section 6(e) that are not, in the opinion of counsel for the Corporation, in compliance with applicable law;

(f) furnish or make available to each selling holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least one conformed copy of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference); provided that the Corporation may furnish or make available any such documents in electronic format;

(g) deliver to each selling holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; provided that the Corporation may furnish or make available any such documents in electronic format; and the Corporation, subject to the last paragraph of this Section 6, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

(h) prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(i) cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two (2) business days prior to any sale of Registrable Securities;

(j) upon the occurrence of, and its knowledge of, any event contemplated by Section 6(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k) prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(l) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement and, if required by the Corporation’s transfer agent, cause an opinion of counsel to be delivered to such transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the holder or the underwriter or managing underwriter, if any, of such Registrable Securities under the Registration Statement;

(m) use its reasonable best efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, as the case may be, prior to the effectiveness of such Registration Statement;

(n) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Corporation and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish to the selling holders of such Registrable Securities and the underwriters opinions of counsel to the Corporation and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any), addressed to each selling holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters, (iii) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Corporation (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 8 hereof with respect to all parties to be indemnified pursuant to said Section and (v) deliver such documents and certificates as may be reasonably requested by the holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement, their counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 6(n)(i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Corporation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(o) make available for inspection by a representative of the selling holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and one firm of attorneys and one firm of accountants retained by such selling holders or underwriter, as applicable, at the offices where normally kept, during reasonable business hours, such financial and other records, pertinent corporate documents and properties of the Corporation and its subsidiaries reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (i) disclosure of such information is required by court or administrative order, (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law or applicable legal process, or (iii) such information becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Person. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation in seeking to prevent or limit the proposed disclosure. Without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Corporation or its subsidiaries in violation of law;

(p) cause its officers to use their reasonable best efforts to support the customary marketing of the Registrable Securities covered by the Registration Statement (including participation in “road shows”) taking into account the Corporation’s reasonable business needs in determining the scheduling and duration of any “road show”; and

(q) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA.

The Corporation may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Corporation in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Corporation may, from time to time, reasonably request in writing and the Corporation may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

Each holder of Registrable Securities agrees if such holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 6(c)(ii), 6(c)(iii), 6(c)(iv) or 6(c)(v) hereof, such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(j) hereof, or until it is advised in writing by the Corporation that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

Section 6. Registration Expenses. All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Corporation (including (i) all registration and filing fees (including fees and expenses with respect to (A) filings required to be made with the National Association of Securities Dealers, Inc. and (B) compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6(h)), (ii) printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Corporation, (iv) fees and disbursements of counsel for the Corporation, (v) expenses of the Corporation incurred in connection with any road show, (vi) fees and disbursements of all independent certified public accountants referred to in Section 6(n)(iii) hereof (including the expenses of any “cold comfort” letters required by this Agreement) and any other Persons, including special experts retained by the Corporation), and (vii) fees and disbursements of one counsel for the holders of Registrable Securities whose shares are included in a Registration Statement, which counsel shall be selected by the holder delivering a Demand Notice or Take-Down Notice (and otherwise, by the holders of a majority of the Registrable Securities being sold in connection therewith) shall be borne by the Corporation whether or not any Registration Statement is filed or becomes effective. In addition, the Corporation shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Corporation are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Corporation.

The Corporation shall not be required to pay (i) fees and disbursements of any counsel retained by any holder of Registrable Securities or by any underwriter (except as set forth in clauses 7(i)(B) and 7(vii)), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Corporation), or (iii) any other expenses of the holders of Registrable Securities not specifically required to be paid by the Corporation pursuant to the first paragraph of this Section 7.

Section 7. Indemnification.

(a) Indemnification by the Corporation. The Corporation shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, or other document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Corporation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Corporation and (without limitation of the preceding portions of this Section 8(a)) will reimburse each such holder, each of its officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each such holder and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each such underwriter, and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability, or action, provided that the Corporation will not be liable in any such case to the extent that any such claim, Loss, damage, liability, or expense arises out of or is based on any untrue statement or omission by such holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation by such holder for use therein. It is agreed that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such Loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld).

(b) Indemnification by Holder of Registrable Securities. The Corporation may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Agreement, that the Corporation shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other holders of Registrable Securities, the Corporation, its directors and officers and each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers, from and against all Losses arising out of or based on any untrue statement of a material fact contained in any such Registration Statement, Prospectus, offering circular, or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to

(without limitation of the portions of this Section 8(b)) reimburse the Corporation, its directors and officers and each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, Loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation by such holder for inclusion in such Registration Statement, Prospectus, offering circular or other document; provided, however, that the obligations of such holder under such undertaking shall not apply to amounts paid in settlement of any such claims, Losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such holder of Registrable Securities shall be limited to the net proceeds received by such selling holder from the sale of Registrable Securities covered by such Registration Statement.

(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder or under the undertaking contemplated by Section 8(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or Proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

(d) Contribution. If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 8(b) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 8. Rule 144. The Corporation shall (i) use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and (ii) furnish to each holder of Registrable Securities forthwith upon written request, (x) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Corporation, and (z) such other reports and documents so filed by the Corporation as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any holder of Registrable Securities, the Corporation shall deliver to such holder a written statement as to whether it has complied with such requirements.

Section 9. Underwritten Registrations. In connection with any underwritten offering, the investment banker or investment bankers and managers shall be selected by (i) the holder delivering a Demand Notice or a Take-Down Notice, in the case of a Demand Registration or Shelf Underwritten Offering, which selection shall be subject to approval by the Corporation, not to be unreasonably withheld and (ii) the Corporation in connection with any other offering, including any Piggyback Registration.

No Person may participate in any underwritten registration hereunder unless such Person (i) agrees to sell the Registrable Securities it desires to have covered by a Registration Statement on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements, in each case of the foregoing clauses (i) and (ii), on the same terms and conditions as required of the other holders of the Registrable Securities participating in such registration, provided that such Person shall not be required to make any representations or warranties other than those related to title and ownership of such Person’s Registrable Securities being sold and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Corporation or the managing underwriter by such Person for use therein.

Section 10. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of each of the Significant Investor Shareholders (for so long as such Significant Investor Shareholder holds at least 5% of the outstanding Common Stock of the Corporation); provided, further, that (x) any amendment, modification, supplement, waiver or consent to departures from the provisions of this Agreement that would subject a Shareholder to adverse differential treatment relative to the other Shareholders shall require the agreement of the differentially treated Shareholder and (y) any amendment, modification, supplement, waiver or consent to departures from the provisions of this Agreement that would be adverse to a right specifically granted to a specific Shareholder herein (but not to other Shareholders) shall require the agreement of that Shareholder; and provided, further, that any adverse amendment, modification, supplement or waiver or consent to departures from (i) the registration rights provisions or related cutback provisions contained in Section 3(c), Section 3(f), Section 4(a), Section 4(b) and Section 4(c), (ii) Section 5, (iii) Section 9 and (iv) this Section 11(a), including, in each such case, to any definitions used in such sections, shall require the consent of holders holding a majority of the Registrable Securities covered hereby (excluding for such calculation, any Registrable Securities held by the Significant Investor Shareholders). Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement.

(b) Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

If to the Corporation:

Sportradar Group AG

c/o Sportradar AG

Feldlistrasse 2

CH-9000 St. Gallen

Switzerland

Attn: General Counsel

With an additional copy (not constituting notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Marc D. Jaffe

If to CPPIB:

c/o Canada Pension Plan Investment Board

Canada Pension Plan Investment Board

One Queen Street East

Suite 2500

Toronto, ON

Canada M5C 2W5

Attention: Managing Director, Head of Relationship Investments

Senior Managing Director, General Counsel and Corporate Secretary

If to TCV:

c/o TCV

250 Middlefield Road

Menlo Park, CA 94025

If to CK:

Carsten Koerl

Steinweg 3c

9052 Niederteufen

Switzerland

If to any other Shareholder listed on Exhibit A hereto to be forwarded on to each Shareholder by the Corporation promptly upon receipt:

Sportradar Group AG

c/o Sportradar AG

Feldlistrasse 2

CH-9000 St. Gallen

Switzerland

Attn: General Counsel

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the U.S. mail.

(c) Successors and Assigns; Shareholder Status. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including the Corporation and subsequent holders of Registrable Securities acquired, directly or indirectly, from the Shareholders; provided, however, that such successor or assign shall not be entitled to such rights unless the successor or assign shall have executed and delivered to the Corporation an Addendum Agreement substantially in the form of Exhibit B hereto (which shall also be executed by the Corporation) promptly following the acquisition of such Registrable Securities, in which event such successor or assign shall be deemed a Shareholder for purposes of this Agreement. Except as provided in Section 8 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Headings; Construction. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,”; (c) references to sections and paragraphs refer to sections and paragraphs of this Agreement; and (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the exhibits hereto, and not to any particular subdivision unless expressly so limited.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without giving effect to any otherwise governing principles of conflicts of law.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the registration rights granted by the Corporation with respect to Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Securities Held by the Corporation or its Subsidiaries. Whenever the consent or approval of holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Corporation or its subsidiaries shall not be counted in determining whether such consent or approval was given by the holders of such required percentage.

(j) Specific Performance. The parties hereto recognize and agree that money damages may be insufficient to compensate the holders of any Registrable Securities for breaches by the Corporation of the terms hereof and, consequently, that the equitable remedy of specific performance of the terms hereof will be available in the event of any such breach.

(k) Term. This Agreement shall terminate with respect to a Shareholder on the date on which such Shareholder ceases to hold Registrable Securities; provided that, such Shareholder’s rights and obligations pursuant to Section 8, as well as the Corporation’s obligations to pay expenses pursuant to Section 7, shall survive with respect to any registration statement in which any Registrable Securities of such Shareholders were included and, for the avoidance of doubt, any underwriter lock-up that a Shareholder has executed prior to a Shareholder’s termination in accordance with this clause shall remain in effect in accordance with its terms.

(l) Consent to Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Shareholders unconditionally accepts the non-exclusive jurisdiction and venue of any court located in the Borough of Manhattan in the City of New York in the State of New York. In any such judicial proceeding, the Shareholders agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 11(b) of this Agreement. The parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in the paragraph above by the mailing of a copy thereof in the manner specified by the provisions of subsection (b) of this Section 11.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

SPORTRADAR GROUP AG

By:	/s/ Carsten Koerl
Name: Carsten Koerl
Title: CEO

CPP INVESTMENT BOARD EUROPE S.À R.L.

By:	/s/ Jean-Christophe Gladek
Name: Jean-Christophe Gladek
Title: Class A manager

By:	/s/ Florenta Udescu
Name: Florenta Udescu
Title: Class B manager

TCV LUXCO SPORTS S.À R.L.

By:	/s/ Emilie Guirimand
Name: Emilie Guirimand
Title: Class B Manager

CARSTEN KOERL

By:	/s/ Carsten Koerl

[Registration Rights Agreement – Signature Page]

EXHIBIT A

Shareholders

CPPIB

TCV

CK

[•]

Exhibit A-1

EXHIBIT B

ADDENDUM AGREEMENT

This Addendum Agreement is made this day of [•], 20[•], by and between (the “New Shareholder”) and Sportradar Group AG (the “Corporation”), pursuant to a Registration Rights Agreement dated as of [•] (the “Agreement”), by and between the Corporation and the Shareholders. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Corporation has agreed to provide registration rights with respect to the Registrable Securities as set forth in the Agreement; and

WHEREAS, the New Shareholder has acquired Registrable Securities directly or indirectly from a Shareholder; and

WHEREAS, the Corporation and the Shareholders have required in the Agreement that all persons desiring registration rights must enter into an Addendum Agreement binding the New Shareholder to the Agreement to the same extent as if it were an original party thereto;

NOW, THEREFORE, in consideration of the mutual promises of the parties, the New Shareholder acknowledges that it has received and read the Agreement and that the New Shareholder shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if it were an original party to the Agreement and shall be deemed to be a Shareholder thereunder.

New Shareholder

Address:

Exhibit B-1

AGREED TO on behalf of the Corporation pursuant to Section 11(c) of the Agreement.

SPORTRADAR GROUP AG

By:

Printed Name and Title

Exhibit B-2

EXECUTION VERSION

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”), dated November 16, 2021, is made by and among CPP Investment Board Europe S.à r.l. (“CPPIB”), TCV Luxco Sports S.à r.l. (“TCV”), Carsten Koerl (“CK”), Sportradar Group AG, a Swiss stock corporation (the “Corporation”), and NBA Ventures 1, LLC (the “NBA”) and amends that certain Registration Rights Agreement dated as of September 13, 2021 (the “Registration Rights Agreement”). All capitalized terms used herein without definitions shall have the meanings given to such terms in the Registration Rights Agreement.

WHEREAS, CPPIB, TCV, CK and the Corporation are parties to the Registration Rights Agreement (the “Original Parties”);

WHEREAS, substantially contemporaneously with entering into this Amendment, Sportradar AG, a wholly owned subsidiary of the Corporation (“Sportradar AG”), intends to enter into a binding term sheet (the “Binding Term Sheet”) with NBA Media Ventures, LLC, on its own behalf and, as to the countries on the continent of Africa, as agent on behalf of NBA Africa, LLC, WNBA Enterprises, LLC and NBA Development League, LLC, providing for an expanded video and data commercial arrangement;

WHEREAS, in connection with the execution of the Binding Term Sheet, Sportradar AG has delivered, and will deliver, to the NBA warrants (the “Warrants”) to purchase Class A ordinary shares of the Corporation, which Warrants shall have the terms and conditions described in the Warrant Agreement, dated as of the date hereof (the “Warrant Agreement”), entered into by Sportradar AG and the NBA; and

WHEREAS, in connection with the delivery of the Warrants and the entry into the Warrant Agreement, the Original Parties desire or have agreed to provide the NBA with certain registration rights and to make certain other amendments to the Registration Rights Agreement, and the Original Parties to the Registration Rights Agreement are willing to agree to such amendments to the Registration Rights Agreement subject to the terms and conditions hereof;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. The following definition is hereby added to Section 1 of the Registration Rights Agreement in the appropriate alphabetical order:

““NBA” shall mean NBA Ventures 1, LLC.”

2. Solely for purposes of Section 3(c), Section 3(d), Section 3(e), Section 3(f), Section 3(g), Section 3(k), Section 3(l), Section 3(m), Section 3(n), Section 4, Section 5, Section 6, Section 7, Section 8, Section 9 and Section 10 of the Registration Rights Agreement, the definition of “Registrable Securities” in Section 1 of the Registration Rights Agreement shall include the additional text underlined below:

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““Registrable Securities” shall mean any shares of Common Stock (and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, recapitalization, merger, exchange or similar event or otherwise) currently held or hereafter acquired by the Shareholders or their affiliates; provided that, with respect to the NBA, Registrable Securities shall only include any shares of Common Stock (and any other securities issued or issuable with respect to any such shares by way of share split, share dividend, recapitalization, merger, exchange or similar event or otherwise) underlying or issuable upon exercise of the warrants described in the Warrant Agreement, dated as of November 16, 2021, entered into by Sportradar AG and the NBA. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement; (ii) such Registrable Securities shall have been sold pursuant to Rule 144 or Rule 145 (or any similar provision then in effect) under the Securities Act; (iii) other than with respect to Registrable Securities held by CPPIB, TCV, the NBA and CK such Registrable Securities may be freely sold pursuant to Rule 144 or Rule 145 (or any similar provision then in effect) under the Securities Act, without reporting obligations or volume limitation or other restrictions on transfer; or (iv) such Registrable Securities cease to be outstanding.”

3. Solely for purposes of Section 3(e), Section 3(g) and Section 4 of the Registration Rights Agreement, and only when used within Section 4 of the Registration Rights Agreement, the definition of “Significant Investor Shareholder” in Section 1 of the Registration Rights Agreement shall include the additional text underlined below:

““Significant Investor Shareholder” shall mean each of CPPIB, TCV, the NBA and CK so long as each holds (directly or indirectly) Registrable Securities.”

4. Section 3 of the Registration Rights Agreement is hereby amended to add new subsections (l), (m) and (n) in their entirety as follows:

“(l) NBA Form F-3 Registration Statement. Within ten (10) business days of the Corporation’s eligibility to file a “shelf” registration statement on Form F-3 or any similar or successor short-form registration statement, the Corporation shall prepare and file such “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities held by the NBA from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the SEC then in effect) (the “NBA Shelf Registration Statement”), and the Corporation shall use reasonable best efforts to cause such NBA Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the SEC in accordance with Rule 462(e) under the Securities Act to the extent the Corporation is then a “well-known seasoned issuer” as such term is defined under Rule 405 under the Securities Act. Following the effective date of the NBA Shelf Registration Statement, the Corporation shall provide written notice of the effectiveness of such NBA Shelf Registration Statement to the NBA. The Corporation shall use its reasonable best efforts to cause the NBA Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the NBA Shelf Registration Statement is available or, if not available, that another registration statement is made available, for the resale of all the Registrable

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Securities held by the NBA until such time as all of the Registrable Securities held by the NBA have ceased to be Registrable Securities. In the event that the Corporation is not eligible to file a registration statement on Form F-3 as a result of an action by the Corporation, then the NBA may request that the Corporation file a resale registration statement on Form F-1 or similar form, for such period that the Corporation is not so eligible. In no event is the Corporation required to file an NBA resale registration statement on Form F-1 prior to the one year anniversary of the Corporation’s initial public offering.

(m) NBA Block Trades. Notwithstanding anything contained in this Section 3 to the contrary, in the event of a sale of Registrable Securities in an underwritten offering (whether in a bought deal, block trade, direct sale or otherwise) pursuant to an NBA Shelf Registration Statement that requires the involvement of the Corporation but not involving any “road show” (an “NBA Block Trade”), (1) the NBA shall (I) give at least five (5) business days prior notice, or if such amount of notice is not practicable, then the most amount of notice under the circumstances, to the Corporation in writing of such transaction to the Corporation and (II) identify the potential underwriter(s) in such notice, such underwriters to be selected in the NBA’s sole discretion, with contact information for such underwriter(s); and (2) the Corporation shall reasonably cooperate with the NBA and take such customary actions to effect such NBA Block Trade. Any NBA Block Trade shall be for at least $15.0 million in expected net proceeds. The Corporation shall not be required to cooperate on more than two (2) NBA Block Trades in any 120-day period. The NBA may request one (1) NBA Block Trade be fully marketed, provided that the net proceeds in such offering shall be for at least $50.0 million. Notwithstanding anything to the contrary contained in the Registration Rights Agreement, no other holder shall be entitled to receive any notice or have its Registrable Securities included in a NBA Block Trade.

(n) Coordination of Sales of Ordinary Shares by the NBA. From the time in which the NBA Shelf Registration Statement becomes effective until such time as all of the Registrable Securities held by the NBA have ceased to be Registrable Securities (the “Coordination Period”), the NBA and the other Significant Investor Shareholders agree that that they will cooperate with and coordinate with each other in the implementation of their rights under this Agreement so as to not conflict with or adversely affect such other’s rights. Notwithstanding the foregoing, in no event will the NBA be required to enter into a lock-up agreement with any underwriter in an offering in which it is not participating.”

5. Section 6 of the Registration Rights Agreement is amended by adding “or NBA Block Trade” after “Demand Notice or Takedown Notice.”

6. By the execution of this Amendment, the NBA shall be deemed to have executed and delivered to the Corporation a joinder to the Registration Rights Agreement (in lieu of an Addendum Agreement in the form of Exhibit B to the Registration Rights Agreement), such that the NBA shall become a party to the Registration Rights Agreement as a “Shareholder” for purposes of the Registration Rights Agreement.

7. The NBA may transfer its rights under the Registration Rights Agreement to the same extent that it may transfer the Warrants.

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8. Except as amended hereby, the Registration Rights Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

9. This Amendment shall be governed by and construed in accordance with, the laws of the State of Delaware without giving effect to any otherwise governing principles of conflicts of law.

10. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Registration Rights Agreement to be duly executed as of the date first above written.

SPORTRADAR GROUP AG

By:	/s/ Carsten Koerl
Name: Carsten Koerl
Title: Chief Executive Officer

CPP INVESTMENT BOARD EUROPE S.À R.L

By:	/s/ Hafiz Lalani
Name: Hafiz Lalani
Title: Managing Director

TCV LUXCO SPORTS S.À R.L.

By:	/s/ John Doran
Name: John Doran
Title: Director

CARSTEN KOERL

By:	/s/ Carsten Koerl

NBA VENTURES 1, LLC

By:	/s/ William Koenig
Name: William Koenig
Title: Vice President

[Signature Page to Amendment No. 1 to the Registration Rights Agreement]